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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                             --------------------

                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):   April 1, 1997


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                            ATRIA COMMUNITIES, INC.
            (Exact name of registrant as specified in its charter)


            Delaware               0-21159                61-1303738
        (State or other    (Commission File Number)     (IRS Employer
        jurisdiction of                              Identification No.)
        incorporation or
          organization)


                            515 West Market Street
                             Louisville, Kentucky
                   (Address of principal executive offices)
                                     40202
                                  (Zip Code)

      Registrant's telephone number, including area code:  (502) 596-7540

                                Not Applicable
        (Former name or former address, if changed since last report.)


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ITEM 1.   NOT APPLICABLE.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.


          On April 1, 1997, Atria Communities, Inc. (the "Company") completed its previously announced acquisition of American ElderServe Corporation ("American ElderServe"), an Atlanta based operator of assisted living communities in the southeast portion of the United States for a combination of stock and cash plus debt assumption with a total value of approximately $30.5 million. Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 3, 1997, among the Company, Atria Communities Southeast, Inc. ("Atria Southeast"), American ElderServe, Andy L. Schoepf, Elizabeth A. Schoepf and Evely C. Schoepf (the "Merger Agreement"), American ElderServe merged (the "Merger") with and into the Company's wholly-owned subsidiary, Atria Southeast. Pursuant to the Merger Agreement, all outstanding shares of American ElderServe common stock were converted into a total consideration of 636,487 shares of common stock of the Company and approximately $7,421,000 in cash. The Company financed the cash portion of the consideration from the proceeds received by the Company from its initial public offering of common stock in August 1996.

          Prior to the Merger, American ElderServe operated 12 assisted living communities consisting of 503 units. The communities are located as follows: ten in the greater Atlanta, Georgia area; one in Auburn, Alabama; and one in Houston, Texas. American ElderServe also had six additional communities under construction and scheduled to open in 1997. These communities will contain approximately 345 additional units. The communities under construction are located in the greater Atlanta, Georgia area; Charlotte, North Carolina; Jacksonville, Florida; Augusta, Georgia; Houston, Texas; and Chattanooga, Tennessee.

          In connection with the Merger, Andy L. Schoepf became the Chief Operating Officer of the Company. Mr. Schoepf was a shareholder in American ElderServe and was serving as its President and Chief Executive Officer at the time of the Merger. In connection with the Merger, Mr. Schoepf received 636,487 shares of common stock, including certain demand and piggyback registration rights with respect to such common stock. In addition, the Company agreed to nominate a person selected by Mr. Schoepf as a nominee for the Board of Directors of the Company and obtain approval of Vencor, Inc. to vote its shares of common stock in favor of such nominee until such time as Mr. Schoepf holds less than 400,000 shares of common stock. The Company has nominated Mr. Schoepf for election to its Board of Directors at the Company's upcoming Annual Meeting of Shareholders.

          Simultaneously with the closing of the Merger, the Company entered into a joint venture development agreement. Under this agreement, the Company owns ten percent and George A. Schoepf, former Executive Vice President of America ElderServe and the brother of Andy L. Schoepf, owns 90% of a newly formed development company, Elder Healthcare Developers, LLC (the "Development Company"). The Development Company has an exclusive right to develop assisted living communities for the Company in an 11 state region in the southeast United States. The Company has agreed that the Development Company will develop at least 15

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communities in the southeast region over the next three years. The Company will have the first option to purchase any such developed community at the lesser of its fair market value or the cost to develop and operate such community up to the time of purchase plus the sum of $666,666. The Company may exercise its option to purchase such a community only after the community's operations become profitable as defined in the development agreement. In connection with the development of such communities, the Company has agreed to fund all construction costs of the Development Company through the use of its $200 million bank credit facility (the "Credit Facility"). Such communities will secure the borrowings under the Credit Facility. The Company will manage these communities from the date they commence operations and has agreed to fund operating losses of these communities through the use of its Credit Facility. George A. Schoepf will serve as President and Chief Executive Officer of the Development Company.

ITEMS 3-6.  NOT APPLICABLE.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)       Financial statements of businesses acquired.

          Not applicable because below reporting thresholds.

(b)       Pro forma financial information.

          Not applicable because below reporting thresholds.

(c)       Exhibits.

2.1 Agreement and Plan of Merger among Atria Communities, Inc., Atria Communities Southeast, Inc., American ElderServe Corporation, Andy L. Schoepf, Elizabeth A. Schoepf, and Evely C. Schoepf dated as of March 3, 1997.

99.1      Registration Rights Agreement between Atria Communities, Inc. and Andy
          L. Schoepf dated as of April 1, 1997.

99.2 Development Agreement between Elder Healthcare Developers, LLC and Atria Communities, Inc. dated as of April 1, 1997.

99.3 Operating Agreement of Elder Healthcare Developers, LLC dated as of April 1, 1997.

ITEM 8.   NOT APPLICABLE.

ITEM 9.   NOT APPLICABLE.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          ATRIA COMMUNITIES, INC.



Dated:  April 11, 1997                    By:  /s/ J. Timothy Wesley
                                              ------------------------
                                          J. Timothy Wesley
                                          Chief Financial Officer,
                                          Vice President of Development and
                                          Secretary

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